Exhibit 4.1

EXECUTION VERSION

CBRE Services, Inc.,

as Issuer,

The Guarantors party hereto,

as Guarantors

and

Wells Fargo Bank, National Association

as Trustee

Third Supplemental Indenture

Dated as of December 12, 2014

$125,000,000 aggregate principal amount of 5.25% Senior Notes due 2025

THIRD SUPPLEMENTAL INDENTURE (this “Third Supplemental Indenture”), dated as of December 12, 2014, between CBRE Services, Inc., a Delaware corporation (the “Issuer”), CBRE Group, Inc., a Delaware corporation (“Parent”), each subsidiary guarantor party hereto (each, a “Subsidiary Guarantor”) and Wells Fargo Bank, National Association, a national banking association, as Trustee (the “Trustee”).

WITNESSETH THAT:

WHEREAS, the Issuer, the Guarantors and the Trustee have entered into an Indenture (the “Base Indenture” and, as supplemented by the Second Supplemental Indenture, dated as of September 26, 2014 (the “Second Supplemental Indenture”), among the Issuer, Parent, the Subsidiary Guarantors and the Trustee and, as supplemented by this Third Supplemental Indenture, the “Indenture”), dated as of March 14, 2013, providing for the issuance from time to time of series of its Securities (as defined in the Base Indenture);

WHEREAS, pursuant to Section 301 of the Base Indenture and the Second Supplemental Indenture, the Issuer, for its lawful corporate purposes, created and authorized a new series of Securities to be known as the 5.25% Senior Notes due 2025 (the “Notes”), and on September 26, 2014, the Issuer issued $300,000,000 aggregate principal amount of the Notes (the “Initial Notes”);

WHEREAS, Section 2.01 of the Second Supplemental Indenture provides that Additional Notes (as defined in the Second Supplemental Indenture) ranking equally and ratably with the Initial Notes may be created and issued from time to time, without notice to or consent of the Holders of the Notes and shall be consolidated and form a single series with the Initial Notes;

WHEREAS, the Issuer has duly authorized the execution and delivery of this Third Supplemental Indenture to provide for the issuance of $125,000,000 aggregate principal amount of Additional Notes and Parent and the Subsidiary Guarantors have duly authorized the execution and delivery of this Third Supplemental Indenture; and

WHEREAS, all things necessary to make this Third Supplemental Indenture a valid agreement according to its terms have been done, and all things necessary to make such Additional Notes, when executed by the Issuer and authenticated and delivered by or on behalf of the Trustee in accordance with the Indenture, the valid, binding and legal obligations of the Issuer have been done;

NOW, THEREFORE:

In order to declare the terms and conditions upon which such Additional Notes are executed, registered, authenticated, issued and delivered, and in consideration of the premises, of the purchase and acceptance of such Additional Notes by the Holders thereof and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, each of the Issuer and the Guarantors covenants and

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agrees with the Trustee, for the equal and proportionate benefit of the respective Holders from time to time of such Additional Notes, as follows:

ARTICLE I

Definitions

SECTION 1.01. Relation to Base Indenture. This Third Supplemental Indenture constitutes an integral part of the Base Indenture. However, to the extent any provision of the Base Indenture conflicts with the express provisions of this Third Supplemental Indenture, the provisions of this Third Supplemental Indenture will govern and be controlling in respect of the Additional Notes specified in Section 2.01 hereof.

SECTION 1.02. Definition of Terms. For all purposes of this Third Supplemental Indenture:

(a) Capitalized terms used but not otherwise defined herein shall have the meanings specified in the Base Indenture and the Second Supplemental Indenture, and all other terms defined in this Third Supplemental Indenture shall have the meanings assigned to them;

(b) the terms defined in this Third Supplemental Indenture include the plural as well as the singular; and

(c) unless the context otherwise requires, any reference to an “Article” or a “Section” refers to an Article or Section, as the case may be, of this Third Supplemental Indenture.

ARTICLE II

Additional Notes

SECTION 2.01. Additional Notes. One hundred twenty five million U.S. Dollars ($125,000,000) aggregate principal amount of Additional Notes shall be issued under the Indenture. Such Additional Notes shall be consolidated with and form a single class with the Initial Notes and shall have the same terms as to status, redemption or otherwise (other than issue date and issue price) as the Initial Notes, and be guaranteed by the Guarantors in accordance with the Indenture; provided that the Issuer may pay interest accruing prior to the issue date of such Additional Notes.

ARTICLE III

Miscellaneous Provisions

SECTION 3.01. Ratification of Indenture. The Base Indenture, as supplemented by the Second Supplemental Indenture and this Third Supplemental Indenture, is in all respects ratified and confirmed, and this Third Supplemental Indenture

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shall be deemed to be part of the Base Indenture and the Second Supplemental Indenture in the manner and to the extent herein and therein provided.

SECTION 3.02. Provisions of General Application. The provisions of Sections 112, 115, 118 of the Base Indenture shall apply to this Third Supplemental Indenture mutatis mutandis.

SECTION 3.03. Counterparts. The parties hereto may sign any number of copies of this Third Supplemental Indenture. Each signed copy shall be an original, but all of them together represent the same agreement.

[Remainder of Page Intentionally Blank]

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IN WITNESS WHEREOF, the parties hereto have caused this Third Supplemental Indenture to be duly executed as of the day and year first written above.

CBRE SERVICES, INC., as Issuer
CBRE GROUP, INC., as Parent

By:	/s/ James R. Groch
Name: James R. Groch
Title: Chief Financial Officer

[Signature Page to the Third Supplemental Indenture]

CBRE CONSULTING, INC.
CBRE GLOBAL INVESTORS, INC.
CBRE GLOBAL INVESTORS, LLC
CBRE, INC.
CB/TCC HOLDINGS LLC
CB/TCC, LLC
CBRE CAPITAL MARKETS OF TEXAS, LP
CBRE CAPITAL MARKETS, INC.
CBRE CLARION CRA HOLDINGS, INC.
CBRE CLARION REI HOLDING, INC.
CBRE GOVERNMENT SERVICES, LLC
CBRE BUSINESS LENDING, INC.
CBRE PARTNER, INC.
CBRE TECHNICAL SERVICES, LLC
CBRE-PROFI ACQUISITION CORP.
CBRE TECHNICAL SERVICES, LLC
CBRE/LJM MORTGAGE COMPANY, L.L.C.
INSIGNIA/ESG CAPITAL CORPORATION
THE POLACHECK COMPANY, INC.
TRAMMELL CROW COMPANY, LLC

By:	/s/ Debera Fan
Name: Debera Fan
Title: Senior Vice President & Treasurer

[Signature Page to the Third Supplemental Indenture]

CB/TCC GLOBAL HOLDINGS LIMITED

By:	/s/ Gil Borok
Name: Gil Borok
Title: Director

By:	/s/ Laurence H. Midler
Name: Laurence H. Midler
Title: Secretary

TRAMMELL CROW DEVELOPMENT & INVESTMENT, INC.

By:	/s/ Scott A. Dyche
Name: Scott A. Dyche
Title: Executive Vice President

[Signature Page to the Third Supplemental Indenture]

WELLS FARGO BANK, NATIONAL ASSOCIATION

By:	/s/ Maddy Hall
Name: Maddy Hall
Title: Vice President

[Signature Page to the Third Supplemental Indenture]